FIRST AMENDMENT TO
CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into as of the 28th day of December, 2005, by and between PLACE PROPERTIES, L.P. and PLACE MEZZ BORROWER, LLC (collectively, “Transferor”) and EDUCATION REALTY OPERATING PARTNERSHIP, L.P. (“Transferee”)

W I T N E S S E T H:

WHEREAS, Transferee and Transferor entered into that certain Contribution Agreement dated September 14, 2005 (hereinafter referred to as the “Agreement”), pursuant to which the parties set forth their agreement with respect to the contribution of the Membership Interests (as defined in the Agreement);

WHEREAS, the parties hereto desire to amend and modify the Agreement in certain respects, all as more particularly set forth below.

NOW, THEREFORE, for and in consideration of Ten Dollars in hand paid by the parties one to the other and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Transferee and Transferor do hereby agree as follows:

All capitalized terms not otherwise defined in this Amendment shall have the meaning given such terms in the Agreement.

The Agreement is hereby modified as follows:

a. Paragraph 5.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

Closing. Subject to extension in accordance with the terms of this Agreement, the closing of the purchase and sale of the Membership Interests shall occur on the date that is seven (7) business days after all Lender Consents have been obtained pursuant to Section 10.16, provided that, in no event will the Closing Date be later than January 31, 2006, at 10:00 a.m. Eastern time at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, or on such sooner date or at such other time of day as the parties hereto may agree upon in writing.

b. The last sentence of Paragraph 10.16.1 of the Agreement is hereby amended by changing “December 30, 2005” to January 31, 2006”.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of such counterparts shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This Amendment may be executed and delivered by fax (telecopier); any original signatures that are initially delivered by fax shall be physically delivered with reasonable promptness thereafter.

Except as expressly set forth herein, the Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Agreement, as amended hereby.

IN WITNESS WHEREOF, Transferor and Transferee have executed this Amendment effective the day and year first written above.

TRANSFERORS:

PLACE PROPERTIES, L.P., a Tennessee limited partnership

By: Place Collegiate Properties Co., a Tennessee corporation, its general partner

By: /s/ Cecil M. Phillips

Cecil M. Phillips, President

PLACE MEZZ BORROWER, LLC, a Delaware limited liability company

By: /s/ Cecil M. Phillips

Cecil M. Phillips, President

TRANSFEREE:

EDUCATION REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: Education Realty OP GP, Inc., its General Partner

By: /s/ Paul O. Bower
Paul O. Bower, President